AGREEMENT

THIS AGREEMENT ("Agreement") is made and entered into this 7th day of November 2007, by and between Quantum Fuel Systems Technologies Worldwide, Inc., a Delaware corporation ("Quantum") and asola Advanced and Automotive Solar Systems GmbH, a corporation organized under the laws of Germany ("ASOLA").

RECITALS:

WHEREAS, ASOLA is a party to a certain Contract for the Delivery of Solar Cells agreement ("ersol Solar Cell Agreement"), dated November 1, 2007, with ersol Solar Energy AG ("ersol"), a copy of which is attached hereto as Exhibit "A";

WHEREAS, pursuant to the terms of the ersol Solar Cell Agreement, ASOLA has agreed to purchase from ersol over a ten year period beginning in 2008 and ending in 2017 a fixed quantity of mono-or-multicrystalline solar cells ("Solar Cells"), which over the life of the contract totals 155 MWp;

WHEREAS, Quantum desires to purchase from ASOLA and ASOLA desires to sell to Quantum one-half of the Solar Cells that ASOLA will purchase from ersol under the ersol Solar Cell Agreement.

AGREEMENT:

1. Purchase and Sale of Contract Rights. Quantum agrees to purchase from ASOLA and ASOLA agrees to sell to Quantum one-half of the Solar Cells that ASOLA has agreed to purchase from ersol. In total, Quantum shall have the right to purchase Solar Cells constituting 77.5 MWp ("Purchased Solar Cells") during the period beginning in 2008 and ending in 2017.

2. Consideration. In consideration for ASOLA's sale of the Purchased Solar Cells, Quantum agrees to pay ASOLA:

a. a prepayment on or before October 31, 2007 of One Million (1,000,000) Euro ("Prepayment"); and

b. the "price after dp refund" as set forth in Exhibit 1 to the ersol Solar Cell Agreement ("MWp Price") for each MWp delivered by ASOLA to Quantum during the term of this Agreement, as may be adjusted from time to time in accordance with the ersol Solar Cell Agreement.

In general, Quantum and ASOLA agree that they are equally responsible for the prepayments. For additional prepayments due to ersol in October, 2008 and October, 2009, if there is insufficient cash available within ASOLA operations, Quantum will be responsible to raise funds for ASOLA to cover the short-fall.

ASOLA acknowledges and agrees the Prepayment shall be used by ASOLA solely for the purpose of paying the first prepayment required to be paid under the ersol Solar Cell Agreement. In the event that ersol refunds or repays to ASOLA all or part of the prepayments required under the ersol Solar Cell Agreement, then the amount refunded or repaid shall be allocated equally between Quantum and ASOLA. In the event that ASOLA and ersol do not execute the ersol Solar Cell Agreement within 5 days of October 31, 2007, then ASOLA shall immediately refund the entire Prepayment amount to Quantum.

ASOLA shall invoice Quantum on a monthly basis for the Solar Cells (stated in MWp) delivered to Quantum during the preceding month. Quantum shall pay ASOLA the MWp Price within fifteen (15) days following its approval of the invoice.

Quantum agrees to reimburse ASOLA for the cost of delivery and packaging for the Solar Cells delivered to Quantum to the extent that ASOLA paid such amounts to ersol under the ersol Solar Cell Agreement.

3. Delivery of Purchased Solar Cells. Delivery of the Solar Cells by ASOLA to Quantum shall be determined by mutual written agreement of the parties on a monthly basis beginning in 2008.

4. Warranty. In the event of damage to or defects in any Solar Cells, ASOLA agrees to submit a claim on behalf of Quantum to ersol in accordance with the procedures set forth in the ersol Solar Cell Agreement. Quantum shall not be obligated to pay for the damaged or defective Solar Cells until the warranty claim has been resolved with ersol.

5. Term and Termination. This Agreement shall begin when the ersol Solar Cell Agreement commences and shall continue until the ersol Solar Cell Agreement is terminated or expires.

6. Assignment. ASOLA agrees that Quantum shall have the right at any time to assign all of its rights and obligations under this Agreement. Upon such assignment Quantum shall not have any further obligations to ASOLA under this Agreement.

7. Complete Agreement. This Agreement constitutes the complete agreement and sets forth the entire understanding and agreement of the Parties as to the subject matter of this Agreement and supersedes all prior discussions and understandings in respect to the subject of this Agreement, whether written or oral.

8. Modification. No modification, termination or attempted waiver of this Agreement, or any provision thereof, shall be valid unless in writing signed by the Party against whom the same is sought to be enforced.

9. Waiver of Breach. The waiver by a Party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the Party in breach.

10. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same agreement. A facsimile, PDF or other electronic signature of any party shall be considered to have the same binding legal effect as an original signature upon delivery thereof. Upon the request of any party, each party or signatory hereto shall also deliver its original signature, provided that any failure to do so shall not affect the preceding sentence or any provisions of this Agreement or obligations of any party or signatory hereto.

IN WITNESS WHEREOF, this Agreement is executed as of the date set forth above.

QUANTUM: By: /s/ Alan P. Niedzwiecki Alan P. Niedzwiecki Its: CEO	ASOLA: By: /s/ Reinhard Wecker Reinhard Wecker Its: Managing Director